Exhibit 10.1

May 1, 2007

Dear Kathy:

As per our recent conversations, I write to memorialize our agreement with respect to your termination from Millipore. Before I do that, however, I want to thank you for the significant contributions you have made to the company over the years and especially in the two and a half years we have worked together.

As to your termination:

1.	You will remain in your current position as Corporate Vice President and Chief Financial Officer until August 15, 2007.

2.	After August 15, 2007 you will step down as CFO, but will remain a Corporate Vice President reporting to me. In this capacity you will be available to consult with your successor and me for the remainder of your employment and will be expected to work part-time.

3.	Your employment will terminate on February 18, 2008. As this termination is voluntary on your part, the Officer Severance Agreement entered into between you and the company on November 18, 2003 will not apply to your termination.

4.	If you remain with Millipore as an employee on the terms described above until February 18, 2008, you will receive a Millipore Incentive Plan payment for 2007 at 55% of your base pay times the corporate multiplier for 2007. You will not receive an equity grant.

5.	Career counseling will be made available to you at a cost to the company not to exceed $30,000.

6.	If you remain with Millipore as an employee on the terms described above until February 18, 2008, you will be paid an additional $100,000 on or about that time.

7.	Other than as described above, you will be treated the same as any other employee whose employment has been voluntarily terminated.

If the above accurately describes our agreement, please sign, date and return this letter.

Sincerely,

/s/ Martin Madaus

Martin Madaus, Ph.D.

Chairman, President and CEO

Agreed:

/s/ Kathleen B. Allen	5/1/07
Kathleen B. Allen	Date: